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                                                       RULE 424(b)(3) PROSPECTUS
                                                      REGISTRATION NO. 333-68877


                            SUPPLEMENT TO PROSPECTUS
                             DATED DECEMBER 14, 1998

                                 401,279 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock

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         This is a prospectus supplement for the issuance of 401,279 shares of the Company's common stock as partial consideration for the Company's acquisition of Empire Seafood Holding Corp. ("Empire Seafood") and Empire Imports, Inc. ("Empire Imports") pursuant to a Stock Purchase and Merger Agreement dated March 6, 2001, by and among the Company, Empire Acquisition, Inc., Empire Imports, and all the stockholders of Empire Seafood and Empire Imports.

         The shares of common stock issued in connection with the Stock Purchase and Merger Agreement were registered in the names of Henry Torres, Nilda Torres and Peter Torres (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

                  The date of this supplement is April 4, 2001.